UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (January 10, 2013)

China Botanic Pharmaceutical Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-34808 (Commission File Number)	88-1273503 (IRS Employer Identification No.)

Level 11, Changjiang International Building No. 28, Changjiang Road Nangang District, Harbin Heilongjiang Province, P.R. China (Address of Principal Executive Offices)	150090 (Zip Code)

+86-451-5762-0378
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 10, 2013, China Botanic Pharmaceutical Inc. (the "Company") received a warning letter  and a notice of failure to satisfy a continued listing standard (the "Letter") from the NYSE MKT LLC (the "Exchange").  The Letter indicates that the Company is not in compliance with Section 803(B)(2)(a)(iii) of the NYSE MKT LLC Company Guide (the "Company Guide"), in that it has failed to maintain at least one member of the Audit Committee who is financially sophisticated.  Such non-compliance is a result of the previously announced resignation of Zack Pan from the Company’s board of directors, audit chair and committees thereof. The Company has until the earlier of its next annual shareholders' meeting or January 11, 2014, whichever comes first or if the next annual meeting is held before March 25, 2013, by March 25, 2013 to regain compliance with the Section 803(B)(2)(a)(iii) of the Company Guide. The Company is continuing its efforts to search for a replacement director who is financially sophisticated and expects that it will appoint a replacement director within the foregoing time period and therefore regain compliance with the applicable listing standards.

The Letter provides that such letter constitutes a warning issued to the Company pursuant to Section 1009(a)(i) of the Company Guide.

The Company issued a press release on January 15, 2013 relating to the foregoing matters. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Botanic Pharmaceutical Inc.
a Nevada Corporation

Dated: January 15, 2013                                                 /s/ Li Shaoming
Li Shaoming,
Chief Executive Officer

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